Exhibit 11

October 20, 2023

To the Board of Directors of Max International, Inc.

We consent to the use, in the Regulation A Offering Circular, of our report dated July 25, 2023, regarding our audit of the consolidated financial statements of Max International, LLC and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive loss, members’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Squire and Company, PC